EXHIBIT 10.43
LENNOX INTERNATIONAL INC.
DIRECTORS’ RETIREMENT PLAN
(As Amended and Restated as of January 1, 2008)
     THIS DIRECTORS’ RETIREMENT PLAN, made and executed in Richardson, Texas, by Lennox International Inc., a Delaware corporation (the “Company”),
WITNESSETH THAT:
     WHEREAS, effective as of January 1, 1988, Lennox International Inc., an Iowa corporation, established an unfunded retirement plan known as the Lennox International Inc. Directors’ Retirement Plan (the “Plan”) to provide retirement benefits to certain directors of said Lennox International Inc.; and
     WHEREAS, the Company now desires to amend and restate the Plan to update it for tax law compliance and to make certain other changes;
     NOW, THEREFORE, pursuant to Section 3.1 thereof, the Plan is hereby amended and restated in its entirety to read as follows:
Article 1. Definitions
1.1 Definitions
a. “Board of Directors” means the Board of Directors of the Company.
b. “Company” means (i) Lennox International Inc., an Iowa corporation, for periods of time prior to its merger into Lennox International Inc., a Delaware corporation, and (ii) thereafter Lennox International Inc., a Delaware corporation.
c. “Compensation” means one-twelfth of the annual amount of the retainer fee being paid in cash by the Company to a Director for services rendered as a Director immediately prior to his/her Severance Date, where such cash amount shall be determined prior to any reduction resulting from an election by the Director to be paid some portion of the retainer fee in a form other than cash.
d. “Director” means an individual who is a member of the Board of Directors on or after January 1, 1988, and prior to January 1, 1998.
e. “Retirement Benefit” means the retirement income provided to Directors in accordance with the provisions of Article 2 of this Plan.
f. “Retirement Date” means the later of a Director’s Separation from Service or the Director’s attainment of age 60.

g. “Separation from Service” means with respect to a Director, the Director’s separation from service (within the meaning of Section 409A of the Internal Revenue Code and the regulations and other guidance issued thereunder) with the group of service recipients that includes the Company and each Affiliated Company (as hereinafter defined). A Director’s Separation from Service does not occur so long as the Director continues to provide services to the Company or any Affiliated Company as a director, an employee or an independent contractor. For purposes of this definition, “Affiliated Company” shall mean any incorporated or unincorporated trade or business or other entity or person, other than the Company, that along with the Company is considered a single employer under Section 414(b) or Section 414(c) of the Internal Revenue Code.
h. “Severance Date” means the date a Director’s service on the Board of Directors terminates for any reason.
i. “Specified Employee” means a specified employee within the meaning of Section 409A(a)(2) of the Internal Revenue Code and the regulations and other guidance issued thereunder. Specified Employees shall be identified by the Compensation and Human Resources Committee of the Board of Directors.
j. “Year of Service” means a period of 12 consecutive months of service as a Director measured from the anniversary of election as a Director. In the event a Director shall resign from the Board of Directors for the purpose of assuming a full-time management position with the Company, any service with the Company subsequent to such resignation shall be counted as service as a Director for purposes of “Vesting”, as defined in Section 2.1 under the Plan; provided, however, that said Director shall not be entitled to receive any retirement benefit under the terms of the Plan until the active employment of said Director with the Company has terminated.
Article 2. Retirement Benefits
2.1	Vesting. A Director shall be entitled to a Retirement Benefit upon completing five Years of Service and attainment of age 60 while still a Director or upon termination of service as a Director after December 31, 1997, for any reason other than cause or voluntary resignation. For purposes of this Article 2, a Director’s failure to seek reelection while eligible for reelection shall be treated as a voluntary resignation.
2.2	Retirement Benefit. The Company shall pay to a Director who is entitled to a Retirement Benefit under Section 2.1, a monthly Retirement Benefit determined as follows:
a.	In the case of any such Director whose service as a Director terminates after December 31, 1997, for any reason other than cause or voluntary resignation, a monthly Retirement Benefit equal to 100% of the Director’s Compensation.

b.	In the case of any other such Director, a monthly Retirement Benefit equal to 100% of the Director’s Compensation but reduced by 20% for each year (if any) by which his/her total Years of Service on his/her Severance Date is less than ten.
A Director’s monthly Retirement Benefit shall commence in payment on the first day of the first month immediately following the month in which the Director’s Retirement Date occurs and continue thereafter during the lifetime of such Director; provided, however, that if the Director is a Specified Employee as of the date of his/her Separation from Service, then any payments that would be made to the Director during the first six months following his/her Separation from Service shall be accumulated and paid on the first day of the seventh month after the date of his/her Separation from Service (or if earlier, the first day of the month after his/her death). If the Director dies while payments are being accumulated pursuant to the preceding sentence, the accumulated payments shall be paid to his/her surviving spouse, if any, or if none, to his/her estate.
Article 3. Miscellaneous Provisions
3.1	Amendment and Termination. The Board of Directors shall have the authority to amend or terminate this Plan in whole or in part at any time and from time to time; provided, however, that the Retirement Benefit of any Director entitled thereto under Section 2.1 on or before the date of such Board action shall not be adversely affected by any such amendment or termination.
3.2	Plan Administration. The general administration of this Plan shall be the responsibility of the Company. The Board of Directors shall be authorized to construe and interpret all of the provisions of this Plan, to adopt rules and practices concerning the administration of the same and to make any determinations necessary hereunder, which shall be binding and conclusive on all parties. The Plan is intended to provide compensation and benefits that are not subject to the tax imposed under Section 409A of the Internal Revenue Code and shall be interpreted and administered to the extent possible in accordance with such intent.
3.3	Continued Retention. This Plan shall not be construed as a promise to retain any Director on the Board of Directors.
3.4	Non-Alienation of Benefits. No benefit provided under this Plan may be assigned, pledged, mortgaged, or hypothecated, and no such benefit shall be subject to legal process or attachment for the payment of claims of any creditor of the Director.
3.5	No Funding Obligation. This Plan is unfunded and the Retirement Benefits payable hereunder shall be paid by the Company out of its general assets. The Company may make such arrangements for its own benefit as it desires to provide for the payment of any benefits hereunder, and no person shall have any claim against a particular fund or asset owned by the Company or in which it has an interest to secure the payment of the Company’s obligations hereunder. A Director entitled to a Retirement Benefit under this Plan shall have no greater rights than those of an unsecured general creditor of the Company.
3.6 Governing Law. The provisions of this Plan shall be construed according to the laws of the State of Texas.
       IN WITNESS WHEREOF, this amended and restated Plan has been executed this 7th day of December, 2007, to be effective as of January 1, 2008.

LENNOX INTERNATIONAL INC.

By:	/s/ William F. Stoll, Jr. Title: Executive Vice President and Chief Legal Officer